EXHIBIT 5

Letterhead of Robinson & Cole LLP

October 31, 2003

FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, Connecticut 06813

                Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to FuelCell Energy, Inc. a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of up to 356,596 shares (the "Shares") of Common Stock, $.0001 par value, of the Company (the "Common Stock"), subject to issuance by the Company upon exercise of options granted under the Global Thermoelectric Inc. ("Global") Amended Incentive Stock Option Plan (the "Plan"). The Company's obligation to issue its shares upon exercise of options granted under the Plan arose in connection with the combination of Global with the Company on November 3, 2003, pursuant to a certain Plan of Arrangement (the "Plan of Arrangement"), as provided for in that certain Combination Agreement, dated as of August 4, 2003, between the Company and Global; as approved by the stockholders of the Company at a Special Meeting held on October 31, 2003, for which proxies were solicited by the Board of Directors of the Company pursuant to a certain Joint Management Information Circular and Proxy Statement filed with the Commission on Schedule 14A on October 6, 2003; as approved by the shareholders of Global at a Special Meeting held on October 31, 2003; and as approved by order (the "Order") of the Court of Queen's Bench of Alberta at a hearing held on October 31, 2003.  Global became a consolidated subsidiary of the Company upon consummation of the combination.

We have examined originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plan and as contemplated in the Plan of Arrangement and the Order, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

We are admitted to practice in the State of Connecticut, and are not admitted to practice in the State of Delaware.  However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation.  This opinion letter is limited to the laws of the State of Connecticut and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit.  This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent.

Very truly yours,

/s/ Robinson & Cole LLP
Robinson & Cole LLP